Exhibit 99.1

FOR IMMEDIATE RELEASE

COREPOINT LODGING REPORTS THIRD QUARTER 2018 RESULTS

IRVING, Texas – November 6, 2018 – CorePoint Lodging Inc. (NYSE: CPLG) (“CorePoint” or the “Company”), a pure play select-service hotel owner strategically focused on the midscale and upper midscale segments, today reported operational and financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights

•	Net loss attributable to CorePoint Lodging common stockholders of $13 million, or $0.22 loss per fully diluted share
•	Comparable RevPAR of $63.00, an increase of 3.6% from the same period in 2017 with 390 bps of RevPAR Index market share growth
•	Adjusted EBITDAre of $55 million
•	Adjusted FFO of $37 million
•

Completed the construction phase of one additional significant hotel renovation, bringing the total number of repositioning projects with construction complete to 49 hotels, as part of the Company’s strategic repositioning program

•	Third quarter dividend of $0.20 was paid on October 15, 2018 to common stockholders of record on October 1, 2018

“We are excited to have completed CorePoint’s first full quarter as a stand-alone lodging REIT,” said Keith Cline, President and Chief Executive Officer of CorePoint.  “We are extremely pleased with the revenue and market share growth experienced for our portfolio this quarter.  Our team is focused on executing a proactive asset management strategy to continue to drive RevPAR growth with a focus on our repositioned and hurricane-impacted hotels, to improve EBITDA margins and to optimize our overall portfolio. We are also hopeful that next year, once CorePoint is fully integrated into the Wyndham platform we will begin to see the benefit of its network distribution and scale.”

Cline continued, “As we move through the remainder of 2018, our key strategic priorities are driving growth in RevPAR and market share, reopening our hurricane effected properties, completing our hotel repositioning projects, executing a proactive asset management strategy to drive profit margins, and closely monitoring the transition and integration of the La Quinta brand and the management of our hotels to Wyndham Hotels & Resorts.”

Selected Statistical and Financial Data

(Unaudited, $ in millions, except RevPAR and ADR)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	% Change		2018	2017	% Change
Net Income (Loss) Attributable to CorePoint Lodging Stockholders (1)(2)	$(13)	$13	NM	(3)	$(76)	$31	NM	(3)
Income (Loss) from continuing operations, net of tax (1)(2)	$(13)	$10	NM	(3)	$(51)	$34	NM	(3)
Total Revenues (1)	$234	$227	3.1%		$663	$656	1.1%

Pro Forma Adjusted EBITDAre (2)(4)	$55	$58	(5.1%)		$150	$174	(13.8%)
Pro Forma Adjusted FFO (2)(4)	$37	$40	(7.5%)		$101	$124	(18.5%)

Comparable Occupancy (5)	68.8%	68.7%	10	bps	66.4%	67.0%	(60)	bps
Comparable ADR (5)	$91.56	$88.50	3.5%		$91.02	$87.45	4.1%
Comparable RevPAR (5)	$63.00	$60.79	3.6%		$60.42	$58.56	3.2%
Comparable Hotel Pro Forma Adjusted EBITDAre margin (2)(4)	26.0%	26.9%	(90)	bps	25.2%	27.9%	(270)	bps

(1)

For 2017 and the nine months ended September 30, 2018, historical balance reflects, for accounting and financial reporting purposes, La Quinta as being spun-off from CorePoint.  With this presentation, the La Quinta franchise and management businesses are reported as discontinued operations for all periods presented.

(2)	For the nine months ended September 30, 2017, applicable amounts include a positive insurance expense adjustment of approximately $9 million recognized in the second quarter of 2017.
(3)	Change in terms of percentage is not meaningful.
(4)

For 2017 and the nine months ended September 30, 2018, amounts are calculated on a pro forma basis. Refer to “Pro Forma Financial Information” below and tables attached to this earnings release for a discussion and reconciliation of the Pro Forma financial information and adjusted results of operations.

(5)	Comparable hotel portfolio includes 305 hotels of the total 315 hotels owned as of September 30, 2018.

Third Quarter 2018 Financial and Operating Results

The Company reported net loss attributable to CorePoint Lodging stockholders of $13 million, or $0.22 loss per fully diluted share, for the quarter ended September 30, 2018, compared to net income attributable to CorePoint Lodging stockholders of $13 million, or $0.22 income per fully diluted share, for quarter ended September 30, 2017. The year-over-year difference is primarily due to higher hotel operating expenses, including management and royalty fees, and higher interest expense.

Comparable RevPAR for the third quarter of 2018 increased 3.6% over the same period of 2017, primarily driven by an increase of 3.5% in comparable ADR.  Top performing markets included Boston, New Orleans, Phoenix, San Francisco, and West Texas.

Adjusted EBITDAre for the third quarter of 2018 was $55 million as compared to $58 million on a pro forma basis for the same period in 2017.  Increases in rooms revenue during the third quarter of 2018 were more than offset by increases in hotel operating expenses, in particular rooms expense, including payroll, contract labor, sales team, and third-party travel agent commissions.

Hurricane disruption continued to have an impact on the Company’s business in the third quarter of 2018, posing significant challenges for certain hotels.  The Company estimates that the impact of the hurricanes on third quarter 2018 results was a reduction of approximately $3 million in Adjusted EBITDAre, compared to Adjusted EBITDAre on a pro forma basis in the third quarter of 2017.  The majority of these business interruption claims due to hurricane disruption are expected to be recovered in the future through the Company’s business interruption insurance coverage.

Hurricanes Harvey and Irma

During the third quarter of 2017, two major hurricanes made landfall impacting areas serviced by CorePoint hotels.  Many of the hotels in affected areas sustained property damage and also experienced business interruption as a result not only of damage to the hotels themselves but also to damage to surrounding infrastructure.

As of September 30, 2018, approximately 1% of rooms remain out of service, primarily at three properties in Florida that remain closed.  The Company currently expects two of the three closed hotels to be re-opened by the end of 2018.  CorePoint expects that insurance proceeds, excluding any applicable insurance deductibles, will be sufficient to cover a significant portion of the property damage to the hotels and the related operating loss.  Through September 30, 2018, the Company has received approximately $3 million in total business interruption insurance proceeds, which includes approximately $2 million received during the second quarter of 2018 that is excluded from Adjusted EBITDAre.

Hurricane Michael

During October 2018, Hurricane Michael made landfall and significantly impacted the Company’s hotel located in Panama City, Florida.  It is currently anticipated that this hotel will be closed for up to nine months with an estimated property damage of $10 million to $15 million.  CorePoint expects that insurance proceeds, excluding any applicable insurance deductibles, will be sufficient to cover a significant portion of the property damage to this hotel and its related operating loss.

Capital Investments and Hotel Strategic Repositioning Program

The Company invested approximately $40 million in the third quarter of 2018 on capital improvements, including approximately $13 million related to its ongoing hotel strategic repositioning program.

In the fourth quarter of 2016, the Company began execution of a significant capital investment plan to invest over $200 million in 54 hotels with a focus to reposition these assets upward within their local markets.  The scope of these strategic repositioning projects includes, but is not limited to, enhancing guestrooms, expanding public areas and upgrading exterior elements.  Renovations incorporated elements of the “Del Sol” prototype, which is the newest build and design package for the La Quinta brand and related assets.  During the third quarter of 2018, the construction phase of one additional hotel renovation was completed.  As a result, as of September 30, 2018, 49 of these hotels had completed the construction phase of the project.  The Company expects to invest the substantial majority of the remaining approximately $7 million of capital spend associated with the strategic repositioning program in the fourth quarter of 2018.

Tax Matters Agreement Update

As previously disclosed, in connection with the spin-off and La Quinta merger transaction, the parties agreed to set aside $240 million as a reserve amount to pay certain taxes that will be due as a result of the spin-off and related transactions.  If the tax amount due is less than $240 million, the remaining amount will be paid to CorePoint in cash.  While the determination of the ultimate tax amount due is ongoing, CorePoint currently expects the $240 million reserve to be more than sufficient to cover such tax liability.

Balance Sheet and Liquidity

At the end of the third quarter of 2018, the Company had total debt principal outstanding of $1.035 billion, which consisted of the following:

(Unaudited, $ in millions)

Debt	Interest Rate	Maturity Date	Principal Balance Outstanding
CMBS Loan (1)	L + 2.75%	June 2025	$1,035
Revolving Credit Facility (2)	L + 4.50%	May 2021	—
Total Principal Amount			$1,035
(1)

Maturity date assumes the exercise of all borrower extension options.  Initial maturity date is June 2020, with borrower options to extend the initial maturity date for five successive terms of one year each. Amount shown represents gross principal balance outstanding.

(2)

$150 million revolving credit facility.  Maturity date assumes the exercise of all borrower extension options.  Initial maturity date is May 2020, with borrower option to extend the initial maturity date for one term of one-year.

Total cash and cash equivalents were $64 million as of September 30, 2018, excluding lender escrows of approximately $15 million.  As of September 30, 2018, the Company had $150 million of availability on its revolving credit facility.

On July 3, 2018, the Company sold one hotel located in Huntsville, Texas for a total gross sales price of $2 million, substantially the same as the Company’s GAAP net carrying value for the property.

Dividend

On September 19, 2018, our Board of Directors authorized and the Company declared a cash dividend of $0.20 per share of common stock with respect to the third quarter of 2018.  The third quarter dividend was paid on October 15, 2018 to stockholders of record as of October 1, 2018.

On November 5, 2018, our Board of Directors authorized and the Company declared a cash dividend of $0.20 per share of common stock with respect to the fourth quarter of 2018.  The fourth quarter dividend will be paid on January 15, 2019 to stockholders of record as of December 31, 2018. All future dividends will be at the sole discretion of CorePoint’s Board of Directors.

Outlook

CorePoint has updated its 2018 outlook that was provided on August 13, 2018.  CorePoint now expects the full-year 2018 operating results to be as follows:

($ in millions)

Metric	Low-End	High-End
Comparable RevPAR Growth	3.25%	4.25%
Pro Forma Adjusted EBITDAre	$174	$180

The 2018 outlook range incorporates the impact of disruption caused by Hurricanes Harvey, Irma, and Michael on the Company’s operating results.  The majority of these business interruption claims are expected to be recovered in the future through the Company’s business interruption insurance coverage.  Factoring in recent expense growth trends, the Company currently estimates its hurricane disruption hotels will provide an incremental hotel EBITDAre contribution of approximately $13 million to $17 million in 2019.

Pro Forma Adjusted EBITDAre assumes an annual run rate of approximately $20 million for corporate general and administrative expenses, excluding stock-based compensation expense and separation costs related to the spin-off.

The Company’s achievement of anticipated full-year 2018 operating results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

A reconciliation of anticipated full-year 2018 Pro Forma Adjusted EBITDAre to the closest GAAP financial measure is not available on a forward-looking basis without unreasonable efforts due to the high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for the spin-off and other related expenses, impairment charges, gains or losses on sales of assets, and the timing and magnitude of other amounts in its reconciliation of historic numbers.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Webcast and Earnings Call

The Company will host a quarterly conference call for investors and other interested parties on Tuesday, November 6, 2018 beginning at 10:00 a.m. Eastern Time.

The call may be accessed by dialing (866) 300-4611, or (703) 736-7439 for international participants, and entering the passcode 4685437.  Participants may also access the call via webcast by visiting the Company's investor relations website at www.corepoint.com/investors. You are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time.  The replay of the call will be available from approximately 10:00 a.m. Eastern Time on November 7, 2018 through midnight Eastern Time on November 14, 2018. To access the replay, the domestic dial-in number is (855) 859-2056, the international dial-in number is (404) 537-3406, and the passcode is 4685437. The archive of the webcast will be available on the Company's website for a limited time.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements relating to the expected timing, completion and effects of the ongoing hotel strategic repositioning program, as well as other statements representing management’s beliefs about future events, transactions, strategies, operations and financial results and other non-historical statements, including, without limitation, the statements in the “Outlook” section of this press release. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: risks related to the Company’s recent spin-off from La Quinta and the merger of La Quinta’s management and franchise business with Wyndham Worldwide Corporation; business and financial risks inherent to the lodging industry; macroeconomic and other factors beyond the Company’s control; the geographic concentration of the Company’s hotels; the Company’s inability to compete effectively; the Company’s concentration in the La Quinta brand; the Company’s dependence on the performance of La Quinta and other third-party hotel managers; covenants in the Company’s hotel franchise agreements that limit or restrict the sale of its hotels; risks posed by the Company’s acquisition, redevelopment, repositioning, renovation and re-branding activities, as well as its disposition activities; risks resulting from significant investments in real estate; cyber threats and the risk of data breaches or disruptions; the growth of internet reservation channels; and the Company’s substantial indebtedness. Additional risks and uncertainties include, among others, those risks and uncertainties described in the Company’s Information Statement included as Exhibit 99.1 to the Form 10 filed with the SEC on May 7, 2018, as such factors may be updated from time to time in the Company’s periodic filings with the SEC. You are urged to carefully consider all such factors. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only to expectations as of the date of this communication. The Company does not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this communication, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If the Company makes any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this press release, such statements or disclosures will be deemed to modify or supersede such statements in this press release.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release including FFO, Adjusted FFO, Pro Forma Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Hotel Adjusted EBITDAre, Pro Forma Hotel Adjusted EBITDAre, Hotel Adjusted EBITDAre margin, and Pro Forma Hotel Adjusted EBITDAre margin. All such non-GAAP financial measures are unaudited. Please see the tables to this press release for definitions of such non-GAAP financial measures and reconciliations of such financial measures to the most directly comparable GAAP measure for historical periods.

Pro-Forma Financial Information

Certain financial measures and other information have been adjusted for CorePoint’s historical debt and related balances and interest expense to give the net effect to financing transactions that were completed in connection with the spin-off, incremental fees based on the terms of the post spin-off management and franchise agreements, the removal of costs incurred related to the spin-off, the establishment of CorePoint as a separate stand-alone public company, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure and adjustments to reflect post spin-off corporate general and administrative costs. Further adjustments have been made to reflect the effects of hotels disposed of during the periods presented. When presenting such information, the amounts are identified as “Pro forma.”  The Pro Forma financial measures are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable.  Accordingly, the Pro Forma financial data is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving Pro Forma effect actually occurred on the dates indicated.

About CorePoint

CorePoint Lodging Inc. (NYSE: CPLG) is the only pure-play publicly traded U.S. lodging REIT strategically focused on the ownership of midscale and upper-midscale select-service hotels.  CorePoint owns a geographically diverse portfolio of 315 hotels and more than 40,000 rooms across 41 states in attractive locations primarily in or near employment centers, airports, and major travel thoroughfares. The portfolio consists of all La Quinta branded hotels, except for one Baymont branded hotel.  For more information, please visit CorePoint’s website at www.corepoint.com.

Contact:

Investor Relations & Media

Kristin Hays

214-501-5632

investorrelations@corepoint.com

COREPOINT LODGING INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

(in millions, except share data)

	September 30, 2018	December 31, 2017
ASSETS
Assets:
Real Estate
Land	$738	$739
Buildings and improvements	2,794	2,706
Furniture, fixtures, and other equipment	382	363
Gross operating real estate	3,914	3,808
Less accumulated depreciation	(1,529)	(1,425)
Net operating real estate	2,385	2,383
Construction in progress	75	75
Total real estate, net	2,460	2,458

Cash and cash equivalents	64	141
Accounts receivable, net	42	42
Other assets	51	32
Assets from discontinued operations	—	280
Total Assets	$2,617	$2,953
LIABILITIES AND EQUITY
Liabilities:
Debt, net	$1,010	$992
Mandatorily redeemable preferred shares	15	—
Accounts payable and accrued expenses	94	65
Other liabilities	6	9
Deferred tax liabilities	—	213
Dividends payable	12	—
Liabilities from discontinued operations	—	846
Total Liabilities	1,137	2,125
Commitments and Contingencies
Equity:
Preferred Stock	—	—
Common Stock	1	1
Additional paid-in-capital	973	1,181
Retained Earnings (accumulated deficit)	503	(144)
Treasury stock	—	(212)
Accumulated other comprehensive loss	—	(1)
Noncontrolling interest	3	3
Total Equity	1,480	828
Total Liabilities and Equity	$2,617	$2,953

COREPOINT LODGING INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

REVENUES:
Room revenues	$230	$223	$650	$644
Other	4	4	13	12
Total Revenues	234	227	663	656
OPERATING EXPENSES:
Rooms	102	94	287	268
Other departmental and support	33	31	92	89
Property tax, insurance and other	17	16	52	43
Management and royalty fees	23	—	32	—
Corporate general and administrative	10	18	73	56
Depreciation and amortization	39	36	115	104
Other, net	3	3	5	—
Total Operating Expenses	227	198	656	560
Operating Income	7	29	7	96
OTHER INCOME (EXPENSES):
Interest expense	(17)	(12)	(48)	(36)
Other income, net	2	2	6	2
Loss on extinguishment of debt	—	—	(10)	—
Total Other Expenses, net	(15)	(10)	(52)	(34)
Income (Loss) from Continuing Operations Before Income Taxes	(8)	19	(45)	62
Income tax expense	(5)	(9)	(6)	(28)
Income (loss) from continuing operations, net	(13)	10	(51)	34
Income (loss) from discontinued operations, net of tax	—	3	(25)	(3)
Net Income (Loss) Attributable to CorePoint Lodging Stockholders	$(13)	$13	$(76)	$31
Earnings (loss) per share:
Basic from continuing operations	$(0.22)	$0.16	$(0.87)	$0.59
Basic from discontinued operations	—	0.06	(0.43)	(0.05)
Basic earnings (loss) per share	$(0.22)	$0.22	$(1.30)	$0.54
Diluted from continuing operations	$(0.22)	$0.16	$(0.87)	$0.58
Diluted from discontinued operations	—	0.06	(0.43)	(0.06)
Diluted earnings (loss) per share	$(0.22)	$0.22	$(1.30)	$0.52

RECONCILIATIONS

Prior to the consummation of CorePoint’s spin-off from LaQuinta on May 30, 2018, CorePoint had no material business transactions or activities. In connection with the spin-off, La Quinta conveyed its owned real estate assets and certain related assets and liabilities to CorePoint and CorePoint completed certain debt financing transactions.

The unaudited pro forma financial data for the nine months ended September 30, 2018 and for the three and nine months ended September 30, 2017 are presented as if the spin-off and related transactions all had occurred on January 1, 2017. The unaudited pro forma combined financial information excludes items that are not expected to have a continuing effect on the Company. Adjustments include CorePoint’s historical debt and related balances and interest expense to give the net effect to financing transactions that were completed in connection with the spin-off, incremental fees based on the terms of the post spin-off management and franchise agreements, the removal of costs incurred related to the spin-off, the establishment of CorePoint as a separate stand-alone public company, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure, and adjustments to reflect post spin-off corporate general and administrative costs. Further adjustments have been made to reflect the effects of hotels disposed of during the periods presented. The Pro Forma financial measures are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable.  Accordingly, the unaudited pro forma financial data is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates indicated.

The tables below provide a reconciliation of the pro forma financial information, for the Company to the Company’s historical information, a reconciliation of Hotel Adjusted EBITDAre, Adjusted EBITDAre, EBITDAre and EBITDA to Net Income, both on a pro forma and historical basis and a reconciliation of FFO and Adjusted FFO to Net Income, both on a pro forma and historical basis.  We believe this financial information provides meaningful supplemental information because it reflects the portion of the La Quinta business that was conveyed to CorePoint and the ongoing effects of the other spin-off related transactions. This represents how management views the business and reviews our operating performance. It is also used by management when publicly providing the business outlook. See the definitions of “EBITDA”, “EBITDAre”, “Adjusted EBITDAre”, “Hotel Adjusted EBITDAre”, “FFO” and “Adjusted FFO”, including pro forma adjusted amounts for a further explanation of the use of these measures.

“EBITDA.” EBITDA represents net income or loss, excluding: (i) interest, (ii) income tax expense, and (iii) depreciation and amortization.  The Company believes EBITDA is useful in evaluating our operating performance because it provides an indication of our ability to incur and service debt, to satisfy general operating expenses, and to make capital expenditures.  We calculate EBITDA excluding discontinued operations. EBITDA is a commonly used measure in many REIT and non-REIT related industries.

“EBITDAre.” The Company presents EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“NAREIT”).   NAREIT defines EBITDAre as net income or loss, excluding interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of property, impairments, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.  The Company believes EBITDAre is a useful performance measure to help investors evaluate and compare the results of the Company’s operations from period to period.  EBITDAre is intended to be a supplemental non-GAAP financial measure that is independent of a company’s capital structure.

“Adjusted EBITDAre.”  The Company adjusts EBITDAre when evaluating its performance because the Company believes that the adjustment for certain items, such as reorganization expenses, acquisition and disposition transaction expenses, equity-based compensation expense, discontinued operations, and other items not indicative of ongoing operating performance, provides useful supplemental information to management and investors regarding its ongoing operating performance. The Company believes that EBITDAre and Adjusted EBITDAre provide useful information to investors about it and its financial condition and results of operations for the following reasons: (i) EBITDAre and Adjusted EBITDAre are among the measures used by the Company’s management to evaluate its operating performance and make day-to-day operating decisions; and (ii) EBITDAre and Adjusted EBITDAre are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in and apart from the Company’s industry sector.

EBITDAre and Adjusted EBITDAre are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net (loss) income, cash flow or other methods of analyzing the Company’s results as reported under GAAP. Some of these limitations are:

•	EBITDAre and Adjusted EBITDAre do not reflect changes in, or cash requirements for, the Company’s working capital needs;
•	EBITDAre and Adjusted EBITDAre do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments, on its indebtedness;
•	EBITDAre and Adjusted EBITDAre do not reflect the Company’s tax expense or the cash requirements to pay its taxes;

•	EBITDAre and Adjusted EBITDAre do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•

EBITDAre and Adjusted EBITDAre do not reflect the impact on earnings or changes resulting from matters that the Company considers not to be indicative of its future operations, including but not limited to discontinued operations, impairment, acquisition and disposition activities and restructuring expenses;

•

although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced, upgraded or repositioned in the future, and EBITDAre and Adjusted EBITDAre do not reflect any cash requirements for such replacements; and

•	other companies in the Company’s industry may calculate EBITDAre and Adjusted EBITDAre differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDAre and Adjusted EBITDAre should not be considered as discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations.

“Hotel Adjusted EBITDAre” measures property-level results before corporate-level expenses and is a key measure of the hotel’s profitability. The Company presents Pro Forma Hotel Adjusted EBITDAre to help the Company and its investors evaluate the ongoing operating performance of the Company’s properties.

“Hotel Adjusted EBITDAre margin” represents the ratio of Pro Forma Hotel Adjusted EBITDAre to pro forma total revenues.

Funds from operations (“FFO”) and “Adjusted FFO”. FFO is defined by NAREIT as net income (loss) (computed in accordance with GAAP), excluding gains (losses) from sales of property, impairment, discontinued operations and the cumulative effect of changes in accounting principles, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO as a supplemental non-GAAP measure of our performance. We calculate FFO for a given operating period in accordance with NAREIT guidelines. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric to promote an industry-wide measure of REIT operating performance.  The Company’s presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the NAREIT definition, or that interpret the current NAREIT definition differently.

We also present Adjusted FFO when evaluating our performance because management believes that the exclusion of certain additional items provides useful supplemental information to investors regarding our ongoing operating performance. We adjust FFO for the following items, which may occur in any period, and refer to this measure as Adjusted FFO: stock-based compensation expense, amortization of deferred finance costs, reorganization and separation transaction expenses, loss on extinguishment of debt, straight-line ground lease expense, gains or losses on hedging instruments, acquisition and disposition transaction expense, and other items not indicative of our ongoing operating performance.

FFO and Adjusted FFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flows as a liquidity measure. FFO and Adjusted FFO may not be comparable to similarly titled measures employed by other companies.

PRO FORMA ADJUSTED EBITDAre NON-GAAP RECONCILIATION

(unaudited, in millions)

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Net Income (Loss) attributable to CorePoint Lodging Stockholders	(13)	13	(76)	31
Interest expense	17	12	48	36
Income tax expense	5	9	6	28
Depreciation and amortization	39	36	115	104
Loss from discontinued operations	—	(3)	25	3
EBITDA	48	67	118	202
Impairment loss and casualty (gain) loss	3	3	5	—
EBITDAre	51	70	123	202
Equity-based compensation	3	2	5	6
Reorganization expenses	2	6	40	15
Loss on extinguishment of debt	—	—	10	—
Other (income) expenses, net (1)	(1)	(1)	(1)	1
Adjusted EBITDAre	55	77	177	224
Pro forma adjustments (2)	—	(19)	(27)	(50)
Pro Forma Adjusted EBITDAre	$55	$58	$150	$174

(1)

GAAP reported other (income) expenses, net includes $2 million of business interruption insurance proceeds that are excluded from Adjusted EBITDAre for the three and nine months ended September 30, 2018.

(2)

Pro forma adjustments include adjustments for incremental fees based on the terms of the post spin-off management and franchise agreements, adjustments to reflect the post spin-off corporate general and administrative costs, and adjustments to reflect the effects of hotels disposed of during the periods presented.

PRO FORMA ADJUSTED HOTEL ADJUSTED EBITDA AND TOTAL REVENUE

NON-GAAP RECONCILIATION(1)

(unaudited, in millions)

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Pro Forma Adjusted EBITDAre	$55	$58	$150	$174
Corporate, general and administrative expenses (2)	5	4	15	10
Pro Forma Hotel Adjusted EBITDAre	60	62	165	184
Less: non-comparable hotels	—	(2)	1	(6)
Pro Forma Comparable Hotel Adjusted EBITDAre	$60	$60	$166	$178

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Total Revenue	$234	$227	$663	$656
Pro forma adjustments (3)	—	1	2	1
Pro Forma Total Revenue	234	228	665	657
Less: non-comparable hotels	(3)	(5)	(6)	(19)
Pro Forma Comparable Hotel Revenue	$231	$223	$659	$638

(1)

For 2017 and the nine months ended September 30, 2018, amounts are calculated on a pro forma basis. Refer to “Pro Forma Financial Information” above and preceding tables for a discussion and reconciliation of the Pro Forma financial information.

(2)	Includes adjustments to exclude the effects of corporate, general and administrative costs.
(3)	Pro forma adjustments include adjustments to reflects the effects of hotels disposed of during the periods presented and adjustments related to additional revenue from loyalty program reimbursements.

PRO FORMA ADJUSTED FFO NON-GAAP RECONCILIATION

(unaudited, in millions)

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Net Income (Loss) attributable to CorePoint Lodging Stockholders	(13)	13	(76)	31
Depreciation and amortization	39	36	115	104
Loss from discontinued operations	—	(3)	25	3
Casualty (gain) loss	3	3	5	—
NAREIT defined FFO attributable to stockholders	29	49	69	138
Equity-based compensation	3	2	5	6
Amortization of deferred financing costs	4	2	8	5
Reorganization expenses	2	6	40	15
Loss on extinguishment of debt	—	—	10	—
Other (income) expenses, net	(1)	(1)	(1)	1
Adjusted FFO attributable to stockholders	$37	$58	$131	$165
Pro forma adjustments (1)	—	(18)	(30)	(41)
Pro forma adjusted FFO attributable to stockholders	$37	$40	$101	$124

Weighted average number of shares outstanding, diluted (2)	59.6	58.4	59.1	58.3

Pro forma adjusted funds from operations per share, diluted	$0.62	$0.68	$1.71	$2.13

(1)

Pro forma adjustments include adjustments for incremental fees based on the terms of the post spin-off management and franchise agreements, adjustments to reflect the post spin-off corporate general and administrative costs, adjustments to reflect the effects of hotels disposed of during the periods presented, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure and adjustments for CorePoint’s historical debt and related balances and interest expense (including the amortization of deferred financing costs) to give the net effect to financing transactions that were completed in connection with the spin-off.

(2)

Weighted average shares were adjusted in the historical periods for the one for two stock split that occurred on May 30, 2018 and assumes that all shares were fully dilutive for the three and nine months ended September 30, 2018 and 2017.  This presentation will differ from our GAAP diluted shares for the anti-dilutive effects when we report a net GAAP loss.

CERTAIN DEFINED TERMS

Average daily rate (“ADR”) represents hotel room revenues divided by total number of rooms sold in a given period. ADR measures the average room price attained by a hotel or group of hotels, and ADR trends provide useful information concerning pricing policies and the nature of the guest base of a hotel or group of hotels. Changes in room rates have an impact on overall revenues and profitability.

“Occupancy” represents the total number of rooms sold in a given period divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Revenue per available room (“RevPAR”) is defined as the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include other ancillary, non-room revenues, such as food and beverage revenues or parking, telephone or other guest service revenues generated by a hotel, which are not significant for CorePoint.

RevPAR changes that are driven predominately by occupancy have different implications for overall revenue levels and incremental hotel operating profit than changes driven predominately by ADR. For example, increases in occupancy at a hotel would lead to increases in room revenues, as well as incremental operating costs (including, but not limited to, housekeeping services, utilities and room amenity costs). RevPAR increases due to higher ADR, however, would generally not result in additional operating costs, with the exception of those charged or incurred as a percentage of revenue, such as credit card fees and commissions. As a result, changes in RevPAR driven by increases or decreases in ADR generally have a greater effect on operating profitability than changes in RevPAR driven by occupancy levels. Due to seasonality in our business, we review RevPAR by comparing current periods to budget and period-over-period.

“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room.

“Comparable hotels” are defined as hotels that were active and operating in our portfolio for at least one full calendar year as of the end of the applicable reporting period and were active and operating as of January 1st of the previous year; except for: (i) hotels that sustained substantial property damage or other business interruption; (ii) hotels that become subject to a purchase and sale agreement; or (iii) hotels in which comparable results are otherwise not available. Management uses comparable hotels as the basis upon which to evaluate ADR, occupancy and RevPAR between periods for the set of comparable hotels existing at the reporting date versus the results of the same set of hotels in the prior period. Of the 315 hotels in our portfolio as of September 30, 2018, 305 have been classified as comparable hotels for the three and nine months ended September 30, 2018. One hotel located in Rancho Cordova, California was removed from comparable results following substantial property damage sustained from water damage in August 2018.